UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2009

Appalachian Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-15571	58-2242407
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

822 Industrial Boulevard, Ellijay, Georgia		30540
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (706) 276-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Executive Salary Continuation Agreement. On August 18, 2009, Appalachian Bancshares, Inc. (the “Company”), Appalachian Community Bank (the “Bank”) and Tracy R. Newton, president and chief executive officer of the Company and the Bank, entered into a Termination and Waiver agreement which terminated that certain Appalachian Community Bank Salary Continuation Agreement (the “Executive Salary Continuation Agreement”) originally effective as of June 1, 2004 between the Company, the Bank and Mr. Newton.

The Executive Salary Continuation Agreement provided for Mr. Newton to receive an annual retirement benefit for a prescribed number of years, upon reaching the projected normal retirement date (as defined in the agreement). The projected annual benefit upon reaching the normal retirement date was $279,181. The agreement also provided for payments upon Mr. Newton’s disability or death prior to his actual retirement, or upon his voluntary early termination or termination as a result of a change of control (as those terms are defined in the agreement). In the event of pre-retirement death, or death during payment of any benefit under the Executive Salary Continuation Agreement, the designated benefits would have been paid to the executive’s beneficiary or, as the case may be, his estate.

Mr. Newton consented to the termination of the Executive Salary Continuation Agreement in order to assist the Bank in reducing expenses and for the purpose of enhancing the Bank’s financial position and performance in light of the Bank’s need to improve its regulatory capital ratios.

No early termination penalties or settlement payments were paid by the Company or the Bank in connection with the termination of the Executive Salary Continuation Agreement. As a result of the termination of the Executive Salary Continuation Agreement, the Bank reversed $779,376 of accrued liability related to the payment of future benefits under the agreement.

Director Salary Continuation Agreement. On August 18, 2009, the Company, the Bank and each of the directors of the Company and the Bank (the “Directors”) entered into a Termination and Waiver agreement which terminated those certain Appalachian Community Bank Salary Continuation Agreements (the “Director Salary Continuation Agreements”) originally effective as of June 1, 2004 between the Company, the Bank and each of the Directors.

Generally, the terms of the Director Salary Continuation Agreements provided that when a director retired at age 70, or completed 20 years of service as a director, the Bank would pay a fixed benefit amount in equal monthly installments commencing on the first day of the month following the retirement date. This benefit was to be paid for each of the 10 consecutive 12 month periods next following the retirement date. The benefits started at $18,000 annually and increased 3% per year for a total annual benefit of $34,490. The Director Salary Continuation Agreements also contained provisions that provided for accelerated payout and/or vesting upon a change in control, disability, or early termination. The directors also had the right to designate a beneficiary to receive any benefits payable under the agreement.

Each of the Directors consented to the termination of the Director Salary Continuation Agreements in order to assist the Bank in reducing expenses and for the purpose of enhancing the Bank’s financial position and performance in light of the Bank’s need to improve its regulatory capital ratios.

No early termination penalties or settlement payments were paid by the Company or the Bank in connection with the termination of the Director Salary Continuation Agreements. As a result of the termination of the Director Salary Continuation Agreements, the Bank reversed $463,260 of accrued liability related to the payment of future benefits under the agreements.

Director Fees. Additionally, on August 18, 2009, the boards of directors of the Company and the Bank each elected to terminate the payment of all board and committee meeting fees effective September 1, 2009. The Company anticipates that the termination of the payment of all board and committee meeting fees will result in the savings of approximately $92,000 in director compensation for the remainder of fiscal year 2009, and thereafter, annual savings of approximately $277,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPALACHIAN BANCSHARES, INC.

By:	/s/ Tracy R. Newton
Tracy R. Newton President and Chief Executive Officer

Dated: August 24, 2009